AGREEMENT OF SALE


THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 24th day of March, 1997, by and between SENTINEL ACQUISITIONS CORP., a Delaware Corporation ("Purchaser") and DEER OAKS LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Eight Million and No/100 Dollars ($8,000,000.00) ("Purchase Price"), that certain property ("Property") in San Antonio, Texas, more particularly described on Exhibit A attached hereto, which Property is known as Deer Oaks Apartments. Included in the Purchase Price is all of the following: (a) the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale, including, without limitation, the fixtures and equipment (however, excluding computer hardware and software) (collectively, "Personal Property"); and (b) the buildings, structures and other facilities, including 244 apartment units on approximately 10.057 acres, consisting of 148 one-bedroom apartments, and 96 two-bedroom apartments, and other facilities and parking, as more completely described on the Survey (as hereinafter defined), collectively referred to as the "Improvements".

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $100,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. A portion of the Purchase Price shall be satisfied through the assumption by Purchaser of all of Seller's obligations under the Existing Loan Documents (as hereinafter defined); and

     c. On the Closing Date (as hereinafter defined), the balance of the Purchase Price (i.e., $8,000,000.00 less (a) the then outstanding principal balance of the Loan (hereinafter defined) and (b) the amount of the Earnest Money), adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 2:00 P.M. Eastern Time on the Closing Date. In the alternative, Purchaser shall pay the entire cash portion of the Purchase Price at Closing by federally wired "immediately available" funds, in which event, upon Closing, the Earnest Money and the interest thereon, if any, shall be returned to Purchaser.

     Except as expressly set forth herein or in the event of Seller's default hereunder, upon expiration of the Approval Period (hereinafter defined) and the satisfaction or waiver by the appropriate party, as the case may be, of the Conditions Precedent (as hereinafter defined), all of the Earnest Money and the interest thereon shall be nonrefundable.

     3.   INTENTIONALLY DELETED.

     4.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit D is a title commitment issued March 4, 1997 ("Title Commitment") for an owner's Form T-1 title insurance policy ("Title Policy") issued by First American Title Insurance Company ("Title Insurer"). At Purchaser's request, a new title commitment will be issued by Commonwealth Land Title Insurance Company. The agent for First American has advised Seller that there will be no cancellation charges for the title commitment issued by First American. The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes and assessments not yet due and payable, the general printed exceptions contained in the policy matters caused by Purchaser, matters shown on the Updated Survey, and the special title exceptions set forth in Schedule B, Numbers 1 through 6 inclusive and 9, and in Schedule C, Numbers 5 and 6, of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Seller and Purchaser shall each pay for one-half of the cost of the Title Policy; however, Purchaser shall pay the costs of "extended coverage" or any special endorsements which Purchaser requires and which are available in Texas. The obligation of Purchaser to pay various costs set forth in Paragraph 4 and 6 herein shall survive the termination of this Agreement.

     b. Purchaser acknowledges receipt of a survey ("Survey") of the Property prepared by MacinabBosebCopeland and Associates, Inc. ("Surveyor") dated September 5, 1996 and Purchaser approves all of the matters set forth on the Survey. Seller shall obtain an updated survey of the Property prepared by the Surveyor (the "Updated Survey") and shall deliver same to Purchaser within fifteen (15) days of the date hereof. Purchaser and Seller shall equally share the costs relating to the Updated Survey. The Survey shall be certified to Seller, Purchaser and to the Title Insurer. Thereafter, if Purchaser requires any additional survey work, Purchaser shall pay for the cost of such additional work.

     5. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

     6. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall each pay for one-half of the costs of the documentary stamps (if any) to be paid with reference to the Deed and all other stamps, intangible, documentary, recording, transfer taxes, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement. Purchaser and Seller shall each pay for one-half of any personal property taxes, if any, imposed in connection with the conveyance of the Personal Property from Seller to Purchaser. Each party will pay its respective attorneys' fees.

     7.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If prior to the Closing, there shall occur any proposed taking ("Taking") of the Property (or any part thereof) by eminent domain, which taking would have a value reasonably estimated by Seller to be in excess of $100,000.00 or which Taking would close any material right of access to the Property or eliminate any parking spaces which would cause the Property to be out of conformity with zoning laws, then Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within ten (10) days after actual receipt of written notification of any such occurrence or occurrences. If Purchaser does not exercise its right of termination, then this Agreement shall remain in full force and effect, the Purchase Price for the Property shall not be abated and Seller shall assign all right, title, interest in and to the condemnation award (and deliver any portion of that award received by Seller prior to Closing) to Purchaser at Closing.

     b. If prior to Closing there shall occur any damage or destruction to the Improvements by fire or other casualty that shall not have been restored to its pre-existing condition and the cost to restore the Improvements (as determined pursuant to Paragraph 7d below) shall exceed 2% of the Purchase Price, Purchaser shall have the right to terminate this Agreement within 15 days after receipt of the determination of the cost to restore. If Purchaser does not exercise its right to terminate this Agreement, then the Agreement shall remain in full force and effect.

     c. If prior to Closing there shall occur any damage or destruction to the Improvements by fire or other casualty and the cost to restore the Improvements (as determined pursuant to Paragraph 7d below) shall be less than two percent (2%) of the Purchase Price, then this Agreement shall remain in full force and effect, the Purchase Price shall be abated by the cost to restore and Seller shall be entitled to all of the insurance proceeds arising from that casualty, except rental insurance proceeds as provided in 7e below.

     d. The cost to restore the Improvements to a condition having the design, specifications and equipment of the Improvements at the time of the casualty shall be determined by obtaining a fixed price bid for that work by a contractor having at least five years' experience in the construction of multifamily housing, selected by Seller and approved by Purchaser (such approval not to be unreasonably withheld or delayed).

     e. If Purchaser shall elect or be obligated to purchase the Property, the rental insurance proceeds payable under Seller's insurance policies shall be prorated as of the Closing Date as and when such proceeds are received.

     f. The Closing shall be adjourned for a reasonable time (however, not to exceed thirty days) as may be required to obtain the information and make the decisions described above.

     g. This Paragraph 7 is an express provision with respect to destruction and eminent domain and is intended to supersede any applicable statute regarding risk of loss.

     8.   AS-IS CONDITION.

     a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of The Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;

(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 8a. shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as may otherwise be specifically set forth elsewhere in this Agreement, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

9.   CLOSING.

     a. The closing ("Closing") of this transaction shall be on May 12, 1997, subject to extension as hereinafter set forth ("Closing Date"), at the office of Title Insurer, San Antonio, Texas, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Texas, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

     b. On the Closing Date, provided all conditions precedent to Purchaser's obligations hereunder have been satisfied, Purchaser shall assume all of Seller's obligations under the Existing Loan Documents, including, without limitation, the Note (hereinafter defined), which Note has an outstanding principal balance of approximately $4,714,000.00, as and to the extent set forth in an Assumption and Release Agreement substantially in the form of Exhibit N hereto, to be executed and delivered by the Purchaser at Closing.

10.  CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser and Seller shall deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, the assumption of the Assignment of Intangible Property, the assumption of the Assignment of Leases and Security Deposits (as said are hereinafter defined) and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser possession of the Property; the Deed (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed assignment and assumption of all service contracts and intangibles (in the form of Exhibit G attached hereto) ("Assignment of Intangible Property"); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto) ("Assignment of Leases and Security Deposits"); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto); original tenant lease files located at the Property; original service contracts (or copies if originals are not available); permits and licenses (if any); certificates of occupancy (if any is in Seller's possession); warranties and guarantees (if any is in Seller's possession); an executed Assumption and Release Agreement relating to the Existing Loan Documents substantially in the form of Exhibit N attached hereto; and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RIGHT TO SEEK RECOVERY OF ACTUAL DAMAGES IN AN AMOUNT NOT TO EXCEED $100,000.00 AND THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE PRICE INCLUSIVE OF THE EARNEST MONEY.

13.  a.   PRORATIONS.  Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); interest under the Loan, pro rata share of advance payment received by Seller on cable TV or laundry leases (if any); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the day prior to the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. To the extent any escrows, reserves or holdbacks established in connection with the Loan or the Existing Loan Documents are not refunded to Seller at Closing, the Seller's interest in the proceeds of said escrows shall be assigned to Purchaser and the amounts thereof shall be a credit to Seller at Closing. If the funds are not received by the Title Insurer by 2:00 P.M. Eastern Time, then prorations shall be adjusted ratably as of 11:59 P.M. on the Closing Date. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. If the amount of current real estate or personal property taxes is not then ascertainable, the adjustment thereof shall be on the basis of 105% of the most recent ascertainable tax bill(s). All prorations will be final except as to Delinquent Rents referred to in 13b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser. In addition, Seller shall give Purchaser a credit at Closing (in the amount determined below) for each residential unit which has been vacant for ten (10) days or more prior to the Closing Date if said units are not "rent ready." Representatives of the parties shall conduct a walk-through of the Property two (2) business days prior to Closing of the applicable vacant units. Based on the walk-through, Purchaser and Seller shall mutually determine, in good faith, the cost to make any applicable vacant units "rent ready." The parties agree that the typical cost to make a vacant unit "rent ready" shall be $200.00.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears ("Delinquent Rent") for the calendar month in which the Closing occurs, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If Delinquent Rent is in arrears for a period prior to the calendar month in which the Closing occurs, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 40 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

     14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

     15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller.
Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11. Seller hereby consents to an assignment to an entity, the ownership and control of which is held directly or indirectly by the same persons owning and controlling Purchaser, or which is managed or advised by any of the foregoing. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

     16. BROKER. The parties hereto acknowledge that Insignia Mortgage & Investment Company ("Broker") is the only real estate broker involved in this transaction. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only upon the Closing of the transaction contemplated herein.
Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims (except a claim from the Broker), including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel.
Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller (including Broker) any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel. The provisions of this Paragraph 16 will survive the Closing and the delivery of the Deed.

     17.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, utility account numbers, year-end 1995, 1996 and year-to-date 1997 operating statements, service contracts, the Title Commitment and the Survey and shall make available to Purchaser, to the extent that they are in Seller's possession at the site or at Seller's home office in Bannockburn, Illinois, rent rolls, the leases, occupancy agreements and other written agreements with tenants, the rental applications, the move-in and move-out reports and the other records relating to the leases for all apartments (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central
Time) on April 24, 1997 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours and shall have access to the records maintained by Seller at the Property. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

     c. Purchaser shall have the right, in its sole discretion, to disapprove the Documents or the condition of the Property for any reason or no reason whatsoever. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports and the Documents (collectively, "Reports") which Purchaser has received from the Seller. Upon receipt of the Notice of Disapproval and the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

     18. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

     19.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Michael Becker (the asset manager), and any representation or warranty of the Seller is based upon those matters of which Michael Becker has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to Seller's knowledge, which shall survive the Closing and delivery of the Deed for a period of one hundred thirty-five (135) days:

          i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

          ii. The rent roll ("Rent Roll") attached hereto as Exhibit K which will be updated as of the Closing Date is true and accurate as of the date thereon.

          iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property.

          iv. Seller is a limited partnership, duly organized and validly existing and in good standing under or by virtue of the laws of the state of its creation, has qualified as a foreign limited partnership in the state in which the Property is located, and has duly authorized the execution and performance of this Agreement; and the execution and performance of this Agreement will not violate any term of Seller's partnership agreement, or any other agreement, judicial decree, statute or regulation to which it is a party or by which it may be bound or affected.

          v. No party (including without limitation any tenant) has any option to purchase or first refusal rights with respect to the Property or any part thereof.

          vi. Seller is the owner of good title to the Personal Property, free from all security interests, liens and encumbrances, other than the Permitted Exceptions and any liens to be satisfied at Closing.

          vii. Except as set forth on the Rent Roll, no tenant has been given free rent or any concession in the payment of rent or any abatement in the payment of rent any of which would take effect after the Closing. Under the terms of its lease, no tenant has the right to terminate its lease upon payment of a sum of money. Except as set forth on the Rent Roll, no apartment has been rented furnished.

          viii. The leases to the tenants listed on the Rent Roll are in force. Seller has not received written notice of any default of the landlord under the leases; and no tenant is in default under its lease, except as set forth on the delinquency report affixed to the Rent Roll.

          ix. Seller is not a party to any contract or other agreement with any governmental authority controlling, restricting or imposing income qualifications with respect to any of the units or any of the tenants of the Property and Seller does not receive, and has not received, any form of rental assistance payments on behalf of any tenant as provided in 42 U.S.C. e1437, et seq.

          x. Seller has not received any written notice from the insurance company that Seller is in default under the insurance policy for the Property.

          xi. All service contracts ("Service Contracts") affecting the Property as of the date of this Agreement are identified on Exhibit L attached hereto and copies have been delivered to Purchaser. Seller is not in default under any of the Service Contracts which will not be cured as of the Closing Date.

          xii. The Documents which Seller has delivered to Purchaser are copies of the same ones which Seller relies upon when reporting to its investors or filing tax returns with the governmental authorities.

     c.   From the date of this Agreement to the Closing Date, Seller shall:

          i. Continue to manage, operate, lease and maintain the Property, as presently conducted by the Seller.

          ii.  Continue to maintain its present insurance of the Property.

          iii. Not enter into any other Service Contracts affecting the Property which are not terminable on 30 days' prior notice without the prior written consent of Purchaser.

     d. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions or inactions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 19c herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     e. If after the Closing Date, Purchaser discovers that there has been a breach by Seller of a representation or warranty contained in Paragraph 19, then Purchaser shall be entitled to receive the amount of its actual damages plus reasonable attorneys' fees and costs in an amount not to exceed $100,000.00 in the aggregate; provided, however, that Purchaser must assert its claim by notice to the Seller within one hundred and thirty-five (135) days after the Closing Date.

     20. ENVIRONMENTAL REPORT. There is attached to this Agreement as Exhibit M the following report ("Environmental Report") of the Property which Seller is delivering to Purchaser, at Purchaser's request: Report dated June 6, 1995, prepared by Astex Environmental Services, Inc. Seller makes no representation or warranty that the Environmental Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Environmental Report, including, without limitation, the matters set forth in the Environmental Report or the accuracy and/or completeness of the Environmental Report.

     21. LIMITATION OF SELLER'S LIABILITY. No limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

22.  CONDITIONS PRECEDENT.

     a. Berkshire Mortgage Finance Limited Partnership, a Massachusetts limited partnership (the "Lender"), made a loan to Seller on June 28, 1995 in the original principal amount of $4,800,000.00 (the "Loan"), evidenced by that certain Multifamily Note made by Seller in favor of Lender dated June 28, 1995 (the "Note"). The Loan is secured by, among other things, that certain Multifamily Deed of Trust, Assignment of Rents and Security Agreement made by Seller in favor of Lender, dated as of June 28, 1995 (the "Deed of Trust") which encumbers the Property (the Note, the Deed of Trust and those other documents evidencing and/or securing the Loan, as described on Exhibit O hereto, are hereinafter collectively referred to as the "Existing Loan Documents").

     b. Purchaser and Seller agree that the performance of their respective obligations under this Agreement shall each be subject to the satisfaction of the following, on or before the Closing Date:

          i. Seller and Purchaser obtaining, on terms reasonably acceptable to Seller and Purchaser, the written consent of Lender and any other applicable party to (a) the assignment to and assumption by Purchaser of the Loan and the Existing Loan Documents (on terms acceptable to Purchaser in its reasonable discretion, Purchaser acknowledging that for purposes of this Agreement such terms shall be reasonable so long as they (i) do not expand in any material respect the existing obligations under the Existing Loan Documents, and (ii) do not require Purchaser to pay to Lender (A) an assumption fee in excess of one percent (1%) of the outstanding principal balance of the Note, and (B) more than all usual and customary fees, costs and expenses of Lender in connection with the assumption) and (b) the sale of the Property to Purchaser;

          ii. Seller and Purchaser obtaining, on terms reasonably acceptable to Purchaser, an estoppel certificate from Lender setting forth (a) the principal balance on the Loan, (b) the amount of any reserves being held by Lender, and (c) that Lender has no knowledge of any default by Seller under the Existing Loan Documents;

          iii. Purchaser and Seller satisfying all other conditions to the transfer of the Loan arising under any of the Existing Loan Documents upon terms reasonably acceptable to Purchaser and Seller; and

          iv. Seller obtaining, on terms acceptable to Seller in Seller's sole and absolute discretion, the written acknowledgment of Lender to the release of Seller and Seller's affiliated entities from any and all liabilities and obligations arising out of the Loan and Existing Loan Documents following the Closing.

The foregoing conditions i, ii, iii and iv shall hereinafter be referred to as the "Conditions Precedent". Both Seller and Purchaser shall fully cooperate with each other and use commercially reasonable efforts to satisfy the Conditions Precedent, including, but not limited to, Purchaser submitting to Lender all reasonably requested financial and other information.

     c. In the event any of the Conditions Precedent are not satisfied on or before May 7, 1997, then either Purchaser or Seller may extend the Closing Date to June 12, 1997 by written notice to the other received by May 7, 1997. In the event: (a) such notice is not duly given and received and any of the conditions precedent are not satisfied on or before May 12, 1997, or (b) such notice is duly given and received and, thereafter, any of the Conditions Precedent are not satisfied by June 12, 1997, then this Agreement shall be terminated and the Earnest Money shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Seller nor Purchaser shall have any right, obligation or liability under this Agreement, except for the indemnities set forth in Paragraphs 16 and 17 of this Agreement.

     23. PURCHASER'S ORGANIZATIONAL DOCUMENTS. At least ten (10) days prior to the Closing Date, Purchaser and Seller will provide the other party's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation and corporate resolutions authorizing the transaction, whichever is applicable.

     24.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     25. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois 60015
                              Attn:     Ilona Adams
                              847/317-4458 (FAX)

     with copies to:          The Balcor Company
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois 60015
                              Attn: James Mendelson
                              847/267-1600
                              847/317-4462 (FAX)

                              and

                              Daniel J. Perlman
                              Katten Muchin & Zavis
                              Suite 1600
                              525 West Monroe Street
                              Chicago, Illinois 60661
                              312/902-5532
                              312/902-1061 (FAX)

      TO PURCHASER:           Anita Breslin
                              Sentinel Real Estate
                              666 Fifth Ave.
                              New York, New York 10103-2698
                              212/408-2900
                              212/603-4962 (FAX)

    with a copy to:           Shane O'Neill
                              Hutton, Ingram, Yuzek, Gainen,
                                Carroll and Bertolotti
                              250 Park Ave.
                              Sixth Floor
                              New York, New York 10177
                              212/907-9605
                              212/907-9681/2 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     26. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute two (2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. When the Agreement and Escrow Agreement have been executed by Seller, Seller's attorney will fax signature pages to Purchaser's attorney along with a copy of the letter of transmittal to the Escrow Agent. Seller will forward the following to the Escrow Agent:

     a.   Two (2) original fully executed Agreements; and

     b. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement. Within one (1) business day after Purchaser's attorney receives the faxed signature pages, Purchaser will wire transfer the Earnest Money to the Escrow Agent. Upon receipt of the Earnest Money by Escrow Agent, Escrow Agent shall deliver a fully executed copy of the Escrow Agreement to the Purchaser's attorney and the Seller's attorney, and shall deliver to Purchaser's attorney an original fully executed Agreement.

     27. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Texas.

     28. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     29. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     30. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     31. MISCELLANEOUS. If the day for performance of any action described in this Agreement shall fall on a Saturday, Sunday or a day on which the banks are closed in the state in which the Property is located, the time for such action shall be extended to the second business day after such Saturday, Sunday or day in which the banks are closed.

     32. CONSIDERATION. On or before the execution of this Agreement, Purchaser shall deliver to Seller One Hundred And No/100 Dollars ($100.00) cash (the "Independent Contract Consideration"), which amount has been bargained for and agreed to as consideration for Purchaser's right to purchase the Property pursuant to this Agreement and for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

     33. WAIVER OF DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. To the extent permitted by law, Purchaser hereby waives the provisions of the Texas Deceptive Trade Practices-Consumer Protection Act, Chapter 17, subchapter E
Section 17.41 through 17.63, inclusive, Vernon's Texas Code Annotated, Business and Commerce Code. In order to evidence this ability to grant such waiver, Purchaser hereby represents and warrants to Seller that Purchaser (i) is represented by legal counsel in the purchase of the Property, and (ii) is not in a significantly disparate bargaining position in relation to the Seller.

                           [Execution page attached]

     IN WITNESS WHEREOF, the parties hereto have put their hands and seals as of the date set forth above.


Executed by Purchaser         PURCHASER:
on March 27, 1997.

                              SENTINEL ACQUISITIONS CORP., a Delaware
                              corporation


                              By:   /s/ Anita Breslin
                                   ----------------------------------
                                        Anita Breslin
                                        Vice President

                              SELLER:

Executed by Seller
on March 31, 1997.            DEER OAKS LIMITED PARTNERSHIP, an Illinois
                              limited partnership

                              By:  Deer Oaks, Inc., an Illinois
                                   corporation, its general partner

                                   By:   /s/ John K. Powell, Jr.
                                        --------------------------------
                                   Name:     John K. Powell, Jr.
                                        --------------------------------
                                   Its:      Senior Vice President
                                        --------------------------------

                                                            Deer Oaks

     Insignia Mortgage & Investment Company ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.


                              INSIGNIA MORTGAGE & INVESTMENT COMPANY

                              By:  /s/ Alan G. Lieberman
                                   ---------------------------

                                   EXHIBITS


     A    -    Legal Description
     B    -    Personal Property
     C    -    Escrow Agreement
     D    -    Title Commitment
     E    -    Deed
     F    -    Bill of Sale
     G    -    Assignment of Intangible Property
     H    -    Assignment of Leases and Security Deposits
     I    -    Notice to Tenants
     J    -    Non-Foreign Affidavit
     K    -    Rent Roll
     L    -    List of Service Contracts
     M    -    Environmental Report
     N    -    Assumption and Release Agreement
     O    -    Existing Loan Documents